UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2021

UFP Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(IRS Employer Identification No.)

100 Hale Street, Newburyport, MA - USA	01950-3504
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UFPT	The NASDAQ Stock Market L.L.C.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 31, 2021, Daniel J. Shaw, Jr., Vice President of Research and Development at UFP Technologies, Inc., a Delaware corporation (the “Company”), will be retiring from his position with the Company. Mr. Shaw’s retirement is not due to any disagreement with the Company.

In connection with his retirement, Mr. Shaw is entering into a Separation Agreement with the Company pursuant to which (i) Mr. Shaw acknowledges that he has no claims against the Company and releases any such claims; (ii) Mr. Shaw acknowledges his continuing confidentiality, non-competition and non-disparagement obligations to the Company and (iii) Mr. Shaw’s outstanding restricted stock unit awards will continue to vest in accordance with their terms so long as Mr. Shaw complies with the terms of the Separation Agreement. Mr. Shaw has also agreed to consult with the Company on certain transition and business development matters on a limited basis for up to one year after his retirement date at a rate of $1,500 per week, although either party may terminate the consulting arrangement upon two weeks’ notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2021	UFP TECHNOLOGIES, INC.

By: /s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial Officer and Senior Vice President